EXHIBIT 10.30

JOINT DEVELOPMENT AGREEMENT

This JOINT DEVELOPMENT AGREEMENT (the “Agreement”) is entered into by MiMedx, Inc., a Florida corporation, having a principal place of business located at 1234 Airport Road, Suite 105, Destin, FL 32541 (“MiMedx”) and Offray Specialty Narrow Fabrics, Inc., a New York corporation having a principal place of business located at 360 Route 24, P.O. Box 421, Chester, NJ 07930-0421 (“Offray”) (with MiMedx and Offray hereinafter collectively referred to as the “Parties,” each a “Party”).

RECITALS

WHEREAS, MiMedx has technical expertise in producing NDGA-treated collagen fibers suitable for medical implants, such as braided or woven collagen implants, and owns or has exclusive rights to patents and patent applications covering NDGA-treated collagen and implants;

WHEREAS, Offray has technical expertise in woven textile production and manufacturing; and

WHEREAS, the Parties desire to collaborate to jointly develop commercial production processes for fabricating woven and/or braided NDGA-treated collagen fiber bioprostheses.

NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree and covenant as follows:

AGREEMENT

1.	DEVELOPMENT ACTIVITIES

1.1 Development Activities; Defined.

The Parties shall cooperate and use all reasonable diligence to: (i) jointly research and develop, for a period of one (1) year from the date of the last signature to this Agreement (the “Effective Date”), commercial production processes and equipment for fabricating woven and/or braided NDGA-treated collagen fibers into bioprostheses (the “First Phase”); and (ii), upon successful completion of the First Phase, the Parties shall cooperate to develop, for a period of eighteen (18) months after completion of the First Phase, a manufacturing process that reliably produces at least one (1) woven NDGA-treated collagen fiber bioprosthesis and which, as determined and mutually agreed upon by the Parties in writing, is suitable for commercial medical product production (collectively, the “Second Phase”) (with (i) and (ii) collectively referred to as the “Development Activities”).

1.2 First Phase.

Offray shall perform feasibility testing by weaving MiMedx collagen fibers at Offray’s Watsontown, Pennsylvania facility (the “Watsontown Facility”). The Parties recognize that successful testing conducted during the First Phase may require multiple fabrication and/or test iterations. MiMedx shall evaluate whether the feasibility testing conducted during the First Phase is successful using its own material testing and validation of a woven collagen fiber product made by Offray, and may, upon prior written notice to, and the prior written consent of, Offray, which consent shall not be unreasonably withheld, conduct an audit of Offray’s Watsontown Facility and the work conducted by Offray during the First Phase, including all laboratory notebooks, equipment and prototypes made to arrive at any tested specimens developed as part thereof.

1.3 Offray Employees.

Offray agrees that each employee and consultant who performs any services in any way relating to the First Phase or Second Phase (as defined below) shall be appropriately informed of the terms of this Agreement, and that each such employee and consultant shall be under legal obligation to Offray by contract or otherwise sufficient to impose on such employee or consultant a legal obligation to comply with the terms and conditions of this Agreement, including, without limitation, the confidentiality obligations of Section 8 of this Agreement, and, for each employee, consultant or consultant’s entity for individuals that may be an inventor, a legal obligation to assign to Offray all rights to and in all intellectual property, including, without limitation, all inventions, copyrights, patents and trademarks, created by such employee or consultant during their employment by or with Offray.

1.4 Second Phase.

Upon successful completion of the First Phase, as determined by MiMedx in its sole discretion, the Parties shall cooperate and use all reasonable diligence to conduct the Second Phase. During the Second Phase, MiMedx scientists shall travel to Offray’s Watsontown Facility at MiMedx’s expense and assist as needed for the design and development of the manufacturing process to be developed during the Second Phase. During the Second Phase, and upon Offray’s request, MiMedx shall assist Offray in analyzing any prototype bioprosthesis products. Notwithstanding the foregoing, MiMedx may, at its sole discretion, request a sample woven bioprosthesis product produced by Offray in order to conduct its own material testing and validation of any such woven bioprosthesis product produced by Offray during the Second Phase, MiMedx will use all reasonable efforts to promptly return any test analysis of prototypes of woven bioprosthesis products within two (2) weeks of receipt of any such materials and/or products to be tested, unless agreed otherwise by the Parties. During the Second Phase, MiMedx may, upon prior written notice to, and the prior written consent of, Offray, which consent shall not be unreasonably withheld, perform an onsite quality control, manufacturing and regulatory audit of the Watsontown Facility to assess compliance with the United States Food and Drug Administration guidelines or other similar foreign regulatory authority.

1.5 Monthly Evaluation and Reporting.

During the First and Second Phase, the Parties shall communicate with each other at least monthly to evaluate ongoing Development Activities. Offray shall also provide bi-monthly progress reports regarding the status and progress of the First Phase and, if initiated, the Second Phase. The progress reports shall include a brief written review of the work performed during the previous two (2) weeks containing the following: (i) a summary of the work performed on the Development Activities; (ii) an overview of any progress made towards completion of the First or Second Phase, as the case may be; and (iii) recommendations for any proposed alterations in or to the Development Activities. MiMedx shall review each progress report and provide any response to Offray in writing within one (1) week of MiMedx’s receipt thereof. Notwithstanding the foregoing, the Parties, may, if mutually agreed upon, also routinely confer with regard to the Development Activities in-person or by telephone.

1.6 Salaries of Employees.

All salaries, benefits, and insurance in any way relating to this Agreement, including, without limitation, any work performed on the Development Activities, shall be paid by each Party for its own employees. Any overtime hours expended, or additional staff hired, by a Party for the purposes of this Agreement, including, without limitation, any work performed on the Development Activities, shall be paid by each Party with no cost, obligation, or liability to the other Party.

1.7 Manufacturing and Supply Agreement.

If the First and Second Phase of the Development Activities are successful, as mutually agreed upon by the Parties, MiMedx agrees to consider Offray as a potential commercial supplier if Offray is able to demonstrate that it can meet or exceed reasonable and customary United States medical supplier standards for delivery, manufacturing capacity, competitive cost and ability to meet all quality and manufacturing regulatory requirements.

2.	MIMEDX SUPPORT AND PAYMENTS

2.1 Equipment.

In support of the First Phase, MiMedx shall purchase a handloom of Offray’s choosing with a cost not to exceed $4,000 (US). This and any other equipment purchased by MiMedx for use in the Development Activities shall be owned by MiMedx and, upon request, returned to MiMedx, regardless of the outcome of the Development Activities, unless each Party agrees otherwise in writing. MiMedx shall not be obligated to pay for any other equipment used in the Development Activities unless approved by MiMedx in advance in writing.

2.2 Payment for Development Activities.

In addition to the royalty payments set forth in Section 3.4, MiMedx shall pay Offray for the First Phase in accordance with the Fee Schedule dated June 18, 2007 (not to exceed $15,200 US, without prior written consent of MiMedx) between the Parties, attached hereto as Exhibit A. If the first Phase is successful and MiMedx decides to pursue the Second Phase, the Parties shall mutually agree upon reimbursement of and/or payment for reasonable expenses to be paid to Offray for the Second Phase, such Agreement to be in wring and signed by the Party to be charged.

2.3 Supply of Collagen Fibers/Assistance.

MiMedx shall supply Offray with NDGA-treated collagen fibers or NDGA to treat collagen fibers to be used in the Development Activities in reasonable amounts and meeting appropriate product specifications as necessary to properly conduct the Development Activities, and shall provide technical assistance to Offray with regard to the Development Activities as reasonably requested by Offray.

2.4 Travel and travel costs.

MiMedx shall, upon proper documentation provide by Offray, refund or reimburse Offray for all reasonable travel costs, including, without limitation, coach class airfare and reasonable living (i.e. room and board) expenses, for Offray employees and consultants who, at the request of MiMedx, travel to MiMedx’s Destin, Florida location or other specified location for meetings relating in any way to the Development Activities.

3.	OWNERSHIP OF INTELLECTUAL PROPERTY

3.1 Definitions.

For purposes of this Agreement:

(a) “Intellectual Property” means any and all intellectual property, including, but not limited to, inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, Patent Rights (as defined in Section 3.1(e)) trademarks, trademark applications, trade names, trade secrets, designs, technical information, formulations, processes, know-how, data, specifications, test results, drawings, manufacturing equipment and other information, whether or not patented or patentable, or otherwise subject to protection under any applicable laws, rules and regulations, which in any way relate to, or arise from, this Agreement, including, without limitation, the Development Activities.

(b) “Joint Intellectual Property” means Intellectual Property having at least one (1) co-creator who is an employee, agent, servant, representative or consultant of Offray and one co-creator who is an employee, agent, servant, representative or consultant of MiMedx.

(c) “MiMedx Intellectual Property” means Intellectual Property having as creators only employees, agents, servants, representatives or consultants of MiMedx.

(d) “Offray Intellectual Property” means Intellectual Property having as creators only employees, agents, servants, representatives or consultants of Offray.

(e) “Patent Rights” means all rights under any patent or patent application in any country, including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuations-in-part thereof which in any way relate to, or arise from, this Agreement, including, without limitation, the Development Activities. “Joint

Patent” means any patent from the Patent Rights that is jointly owned such that the patent has at least one inventor who is an employee, agent, servant, representative or consultant of Offray and at least one inventor who is an employee, agent, servant, representative or consultant of MiMedx. “Offray Patent” means any patent from the Patent Rights with all inventors being only employees, agents, servants, representatives or consultants of Offray. “MiMedx Patent’ means any patent from the Patent Rights with all inventors being only employees, agents, servants, representatives or consultants of MiMedx.

3.2 Ownership of Joint Intellectual Property/Royalty.

MiMedx and Offray shall jointly own all Joint Intellectual Property.

3.3 Ownership of MiMedx Intellectual Property.

MiMedx shall own all MiMedx Intellectual Property.

3.4 Ownership of Offray Intellectual Property/Royalty/License.

Offray shall own all Offray Intellectual Property.

Offray hereby grants to MiMedx an exclusive, irrevocable, right and license, with the right to sublicense the Offray Intellectual Property and the Joint Intellectual Property, including the right to use or have used, make or have made, market, have marketed, offer for sale, import for sale, and sell and have sold any product of process covered by Offray Patent(s) and/or any Joint Patent(s) in the field of medical collagen bioprosthesis (the Field).

MiMedx hereby covenants and agrees to pay Offray a two percent (2%) royalty on gross sales revenues of any products covered by or products produced by processes covered by an Offray Patent. MiMedx hereby covenants and agrees to pay a 1 percent (1%) royalty on gross sales revenues of any products covered by or products produced by processes covered by a Joint Patent. However, to be clear, no multiple royalties shall be due or payable because any product and/or method to produce such product is covered by or more than one Offray Patent and/or Joint Patent. For example, in the situation where a product and/or method to produce such product is covered by both at least one Offray Patent(s) and at least one Joint Patent(s) or two or more Offray Patents, the royalty due shall still remain at 2% and in the situation where a product and/or method to produce such product is covered by one or more Jointly Owned Patents, the royalty due shall be 1%. Terms for payment of and accountability for sales will be defined by a later drafted Agreement should a Joint Patent(s) or Offray Patent issue and the Parties agree to act in good faith to establish such implementing details and definitions as reasonable and customary.

3.5 Patent Prosecution and Maintenance.

MiMedx shall, at its sole discretion, have the right, but not the obligation, to prepare, file prosecute and maintain at its own expense any patent applications and/or patents relating to the Joint Intellectual Property. If, after ninety (90) days written notice from either Party to the other Party that there exists Joint Intellectual Property that a Party reasonably believes should be protected, MiMedx declines to fund or prepare and file a patent application relating thereto, then Offray shall have the right, at Offrays expense, to prepare, file, prosecute and maintain any patent application(s) relating to such Joint Intellectual Property. If MiMedx declines to fund and Offray decides to do so for a particular Joint Patent, then the exclusive license under Section 3.4 converts to a non-exclusive license for that Joint Patent.

Each Party shall be responsible for protecting any Intellectual Property solely owned by that Party, unless agreed otherwise in writing.

3.6 Laboratory Notebooks.

Each Party agrees to use its reasonable efforts to have its employees and/or consultants timely and promptly record, date and witness any and all Intellectual Property in bound laboratory notebooks. Intellectual Property shall be disclosed and reported to the other Party within thirty (30) days of the date indicated for the same in the laboratory notebook.

4.	INFRINGEMENT OF INTELLECTUAL PROPERTY

4.1 Notice of Infringement.

Upon becoming aware of any alleged infringement of Intellectual Property, each Party shall promptly notify the other Party of any and all available evidence of infringement, and the Parties shall cooperate to diligently investigate and determine, in the exercise of reasonable judgment and good practice, whether the activities in question in fact constitute an infringement of Intellectual Property. The Parties shall promptly confer with respect to the strategy for responding to any alleged infringement, including, without limitation, offers to license, declaratory judgments, or initiation and prosecution of civil litigation against any alleged infringer, or defense of a third Party infringement claim, as circumstances dictate.

4.2 Infringement of Joint Intellectual Property Rights.

MiMedx shall have the right, but not the obligation, to prepare, file, prosecute and maintain in any legal action for any alleged infringement of Joint Intellectual Property, and Offray agrees that MiMedx may cause Offray to join any such action as a Party at the expense of MiMedx. All fees, costs and expenses of any legal action instituted by MiMedx for infringement of Joint Intellectual Property shall be borne by MiMedx, Offray hereby covenants and agrees that it shall, at the request and expense of MiMedx, cooperate in all respects and, to the extent possible, have its employees, consultants, officers and directors, testify when requested and make available relevant records, papers, information, samples, and specimens, as requested by MiMedx. MiMedx shall have the right to settle any such litigation upon the consent of Offray, with such consent not to be unreasonably withheld, and Offray agrees to execute any documents necessary to effectuate any such settlement as requested by MiMedx. MiMedx shall be solely entitled to any damages recovered from the settlement, suit or litigation.

If MiMedx declines to file or maintain an infringement action relating to Joint Intellectual Property then Offray shall have the right to file and maintain any such action(s). In such instance, MiMedx and Offray shall share jointly in any recovery or damages awarded in any such action on an equal percentage after Offray has been reimbursed in full for all fees, costs and expenses incurred in any such legal action.

Where MiMedx has declined to fund a Joint Patent under Section 3.5, then Offray shall have the right, but not the obligation, to prepare, file, prosecute and maintain any legal action for any alleged infringement of the Joint Patent, and MiMedx agrees that Offray may cause MiMedx to join any such action as a Party at the expense of Offray. All fees, costs and expenses of any legal action instituted by Offray for infringement of a Joint Patent shall be borne by Offray. Offray shall be solely entitled to any damages recovered from the settlement, suit or litigation.

4.3 Prosecution of MiMedx Intellectual Property Rights.

MiMedx shall have the right, but not the obligation, to file and maintain legal action for any infringement of MiMedx Intellectual Property, and Offray agrees that MiMedx may cause Offray to join any such action as a Party at the expense of MiMedx. All fees, costs and expenses of any such legal action instituted by MiMedx for infringement of MiMedx Intellectual Property shall be borne by MiMedx, and MiMedx shall retain any recovery or damages awarded in any such action. Offray hereby covenants and agrees that it shall, at the request and expense of MiMedx, cooperate in all respects and, to the extent possible, have its employees, consultants, officers and directors, testify when requested and make available relevant records, papers, information, samples and specimens, as requested by MiMedx. MiMedx shall have the right to settle any such litigation and Offray agrees to execute any documents necessary to effectuate any such settlement as requested by MiMedx.

4.4 Prosecution of Offray Intellectual Property Rights.

Offray shall have the right, but not the obligation, to file and maintain legal action for any infringement of Offray Intellectual Property, and MiMedx agrees that Offray may cause MiMedx to join any such action as a Party at the expense of Offray. All fees, costs and expenses of any such legal action instituted by Offray for infringement of Offray Intellectual Property shall be borne by Offray, and Offray shall retain any recovery or damages awarded in any such action. MiMedx hereby covenants and agrees that it shall, at the request and expense of Offray, cooperate in all respects and, to the extent possible, have its employees, consultants, officers and directors, testify when requested and make available relevant records, papers, information, samples and specimens, as requested by Offray. Offray shall have the right to settle any such litigation and MiMedx agrees to execute any documents necessary to effectuate any such settlement as requested by Offray. Notwithstanding the above, if Offray declines to file or maintain legal action for infringement of an Offray Patent after requested to do so by MiMedx, then MiMedx will not owe any royalties for the Offray Patent involved. If Offray settles such legal action for an Offray Patent without MiMedx consent, then MiMedx will not owe any royalties of the Offray Patent involved.

If Offray declines to take, file or maintain legal action for infringement of Offray Intellectual Property, Offray agrees, upon receipt of written request of MiMedx to file or maintain such legal action for infringement of Offray Intellectual Property. MiMedx shall agree to bear the costs for expenses and fees associated with such legal action. MiMedx shall retain any recovery, settlement or damages from such action.

5.	JOINT RESEARCH AGREEMENT

The Parties stipulate, acknowledge and agree that this Agreement is a joint research Agreement for the performance of experimental, developmental or research work in the field of biomedical collagen fiber bioprostheses and associated manufacturing methods under 35 U.S.C.

§ 103(c)(3), and that Offray and MiMedx shall be treated as common owners for inventions in this field as provided for in the Cooperative Research and Technology Enhancement Act of 2004.

6.	TERM AND TERMINATION

This Agreement shall continue in effect for one (1) year from the Effective Date (the “Term”), unless terminated by either Party for any reason by giving thirty (30) days prior written notice to the other Party. The Term of this Agreement may be renewed or extended annually for one (1) additional year by mutual consent and written Agreement of the Parties.

7.	SURVIVAL OF PROVISIONS.

The terms and conditions of Sections 3, 4, 5 (for inventions arising from activities prior to the termination date), 8, and 9 of this Agreement shall survive the expiration or termination of this Agreement.

8.	CONFIDENTIALITY

8.1 Confidentiality.

Each Party acknowledges and agrees that during tile Term of this Agreement, including any renewals and extensions thereof exercised by the Parties in accordance with Section 6 of this Agreement, each Party will have access to confidential and proprietary information of the other Party. In recognition of the foregoing, each Party hereby covenants and agrees to and shall at all times, both during the Term of this Agreement, including any renewals and extensions thereof exercised by the Parties in accordance with Section 6, and thereafter, hold and keep all Confidential Information (as defined in Section 8.2) in strict confidence and trust, and not use or disclose to any person, firm, corporation or other entity any Confidential Information which it encounters, obtains, creates or develops other than as expressly permitted under the terms and conditions of this Agreement or unless consented to by the other Party in writing. Each Party hereby covenants and agrees that it shall not disclose Confidential Information to any employee, servant, representative, agent or consultant of the Party, except to the extent that each such person or entity has a need for Confidential Information in order to perform any services pursuant to this Agreement. Each Party hereby covenants and agrees that any of its employees, servants, representatives, agents and consultants who perform any services pursuant to this Agreement shall: (i) be notified of the confidential nature of this Agreement, including, without limitation, the Development Activities, and the specific confidentiality obligations of this Section 8; (ii) agree to take reasonable efforts to hold and keep all Confidential Information in strict confidence and trust, and not disclose any Confidential Information to any third Party; and (iii) be expressly bound by the terms and conditions of this Agreement, including, without limitation, the confidentiality provisions of this Section 8.

8.2 Confidential Information Defined.

For purposes of this Agreement, “Confidential Information” means any proprietary information, technical, business and financial data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, vendor lists, supplier lists and suppliers, customer lists and customers (including, but not limited to, customers of the Parties), contacts at or knowledge of clients or prospective clients of the Parties, pricing information and costs, markets, software, ideas, concepts, developments, inventions, discoveries, protocols, scripts, features and modes of operation, interfaces, works of authorship, databases or database criteria, algorithms, methodologies, processes, formulas, computer codes, technology, designs, drawings, internal documentation, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets, projections, forecasts, strategies, salaries, terms of compensation of other employees or other business information disclosed to any Party, either directly or indirectly, in writing, orally or by drawings or observation during the Term of this Agreement, and any other materials of any nature relating to any matter within the scope of the business of the Parties or concerning any of the dealings or affairs of the Parties, including, without limitation, the Development Activities.

8.3 Return of Confidential Information.

Upon request, each Party agrees to return to the other Party any written, printed or other materials embodying Confidential Information, including, without limitation, all copies or excerpts thereof, given to or acquired by such Party in connection with this Agreement, including, without limitation, the Development Activities. Neither Party shall, directly or indirectly, disclose to the public or to any non-essential person or entity any of the terms of this Agreement without the prior written consent of the other Party, unless otherwise required to do so by any law, rule and/or regulation established by any government or regulatory agency with applicable jurisdiction. However, MiMedx shall be free to disclose the terms of the Agreement to potential investors, investors, business collaborators or potential collaborators and/or stock holders.

8.4 Remedies for Breach.

Each Party acknowledges that any breach of this Section 8 by one Party shall cause irreparable injury to the other Party not readily measurable in monetary amounts. Consequently, each Party shall, without waiving any other rights or remedies be entitled to injunctive and/or declaratory relief in connection with any breach or threatened breach by a Party of the confidentiality obligations of this Section 8. Each Party waives the requirement for the securing or posting of any bond in connection with such remedy.

8.5 Limitation on confidential Information.

Neither of the Parties shall be bound by the obligations restricting use and disclosure of any Confidential Information set forth in this Section 8 which: (i) was known by the receiving Party prior to disclosure, as evidenced by its business records; (ii) was lawfully in the public domain prior to its disclosure or becomes publicly available other than through breach of this Agreement; (iii) was disclosed to the receiving Party by a third Party provided that such third Party is not in breach of any confidentiality obligation in respect of such information; (iv) is independently developed by the receiving Party as evidenced by its business records; or (v) is disclosed when such disclosure is compelled pursuant to legal, judicial or administrative proceeding or otherwise required by law subject to the receiving Party giving all reasonable prior notice to the disclosing Party to allow it to seek protective or other court orders.

9.	INDEMNIFICATION

MiMedx shall indemnify and hold Offray, its employees and officers, directors and shareholders (collectively “the Indemnities”) harmless from and against any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character resulting from any and all claims or actions for, patent infringement, or from any judgment entered therein, which may be brought against the Indemnities or any one of them as a result of their activities under this Agreement, including, without limitation, the Development Activities (collectively, “Losses”). MiMedx agrees that any prototypes produced during the Development Activities are experimental will not be used for human clinical purposes.

10.	OTHER MATTERS

10.1 Entire Agreement

The Parties stipulate, acknowledge and agree that this Agreement, including any attachments hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes and terminates any and all prior Agreements, requests for quotation, quotations, purchase orders, letters of intent and understandings between the Parties, and any and all promises, statements, and representations made by either Party to the other concerning the subject matter hereof and the terms applicable hereto.

10.2 Amendments

This Agreement may not be released, discharged, amended, or modified in any manner, except by an instrument in writing that references this Agreement and is signed by a duly authorized officer of each Party.

10.3 Assignment.

This Agreement and the benefits and obligations hereunder may not be assigned by Offray without the prior written consent of MiMedx. MiMedx may assign this Agreement and its obligations, benefits and rights under this Agreement. MiMedx shall provide written notice to Offray of such assignment.

10.4 Independent Contractors.

In making and performing this Agreement, the Parties, and all agents, representatives, contractors and employees of the Parties, are acting and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or joint venture relationship between the Parties.

10.5 Waiver.

The failure of either Party to insist upon the performance of any of the terms of this Agreement or to exercise any right hereunder or at law or in equity, or any delay by either Party in the exercise of any such right, shall not be construed as a waiver or relinquishment of any such performance or right or of the future performance of any such term or the future exercise of such right, and any effective waiver or relinquishment of any such right must be in writing and signed by a duly authorized officer of the Party waiving or relinquishing the right or rights. No waiver or relinquishment of any right granted by either Party to the other shall be deemed to be a continuing waiver of such right in the future unless otherwise provided in the waiver.

10.6 Severability.

If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other persons, entities or circumstances, and the application of the remainder of this Agreement will not be affected thereby. To the extent any provision of this Agreement is enforceable in part but not in whole, such provision shall be enforced to the maximum extent permitted by applicable law. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

10.7 Third-Party Beneficiaries.

The provisions of this Agreement are for the sole benefit of the Parties, and do not create any third party beneficiary rights in any other person or entity.

10.8 Further Assurances.

Each of the Parties shall execute and deliver to, or cause to be executed and delivered to, the other Party, such further instruments, or take such other actions as may reasonably be requested of it to consummate more effectively the transactions contemplated hereby.

10.9 Expenses.

Each Party shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement.

10.10 Notices.

Any notice or other written communication required or permitted to be made or given hereunder may be made or given by either Party to the other Party by fax communication to the fax number set forth below and such notice shall be followed up by depositing the same in the mail, certified delivery, return receipt requested, postage prepaid, and addressed to the mailing address set forth below:

To Offray:	Offray Specialty Narrow Fabrics, Corp. 360 Route 24 P.O. Box 421
Chester, NJ 07930-0421 Att: Ralph Artigliere Facsimile: (908) 879-3630

With a copy to:	Sills Cummis Epstein & Gross P.C. One Riverfront Plaza Newark, NJ 07102 Att: Leslie Restaino, Esq. Facsimile: (973) 643-6500 Email: lrestaino@sillscurnmis.com

To MiMedx:	MiMedx, Inc. 1234 Airport Road Suite 105 Destin, FL 32541 Att: Maria Steele Facsimile: (850) 650-2213

With a copy to:	Myers, Bigel, Sibley & Sajovec, P.A. 4140 Parklake Ave. Ste. 600 Raleigh, NC 27612 Att: Julie Richardson, Esq. Facsimile: (919) 677-8872 Email: jrichardson@MyersBigel.com

10.11 Governing Law.

This Agreement and the relationships and the relationship between the Parties created hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to choice of law doctrine. EACH PARTY HEREBY WAIVES TRIAL BY JURY WITH RESPECT TO ANY MATTER RELATING TO THIS AGREEMENT.

10.12 Force Majeure.

The untimely performance of any obligation arising under this Agreement by either Party will be excused, and such delay of performance shall not constitute a breach or grounds for termination or prejudice of any rights hereunder, provided that (a) the delay of performance is a result of circumstances or occurrences beyond the reasonable control of the Party whose performance is excused hereunder (the “Delaying Event”), and (b) such Party shall (i) immediately resume performance after the Delaying Event is removed and (ii) be reasonably diligent during such Delaying Event in avoiding further delay. Without limiting the generality of circumstances or occurrences that shall constitute a Delaying Event, examples of Delaying Events include, but are not limited, strikes, shortages of power or other utility services, materials or transportation, acts of government or of God, sabotage, insurrection and civil war. A Party whose performance may he affected by a Delaying Event shall promptly give notice to the other Party of such Delaying Event and the fact that it intends to rely upon such Delaying Event to excuse its performance under this Agreement.

10.13 Publicity.

No publication, advertising, or publicity matter having any reference to either MiMedx or Offray, expressed or implied, shall be made use of by any Party, unless and until such matter shall have first been mutually agreed upon in writing by the other Party.

10.14 Construction.

The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement. Any reference to the singular in this Agreement also includes the plural and vice versa. If the required date of any action to be taken by a Party pursuant to this Agreement falls on a Saturday, Sunday or day in which banks in New Jersey are required to be closed (a “business Day”), such action shall be required to be taken on the first Business Day following such date.

10.15 Binding Agreement/Successors.

All representations, covenants and Agreements contained in this Agreement by or on behalf of any of the Parties shall be binding upon, and shall inure to the benefit of, the Parties and their respective Successors. For purposes of this Section, “Successors” means their representatives, estates, heirs, devisees, legatees, distributes, successors and permitted assigns.

10.16 Mutual Drafting.

The Parties agree that for all purposes of this Agreement they shall be deemed to have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or questions of intent or interpretation arises, then (a) this Agreement shall be construed as if drafted jointly by the Parties and (b) no provision shall be construed more severely against any Party. Without limiting the generality of the preceding sentence, no presumption or burden of proof shall arise or apply favoring or disfavoring any Party by virtue of the authorship of any one or more provisions of this Agreement.

10.17 Rights and Remedies.

Except to the extent provided in this Agreement, all rights and remedies of any Party shall be independent and cumulative and may be exercised concurrently or separately. The exercise of any one right or remedy by a Party shall not constitute an election of such right or remedy or preclude or waive the exercise of any other right or remedy by a Party.

10.18 Representations.

Each Party represents and warrants to the other Party that its execution, delivery and performance of this Agreement shall not breach or otherwise conflict with any contract to which they are a Party, subject or bound.

10.19 Attorney Review.

Each Party acknowledges and agrees that it has had the opportunity to consult with an attorney of its choosing and has consulted with such attorney in connection with this Agreement or knowingly and voluntarily declined to do so.

10.20 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page is blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the dates written below.

MIMEDX, INC.		OFFRAY SPECIALTY NARROW FABRICS, INC.

By:	/s/ M. G. Steele	By:	/s/ Denise A. Offray

Name:	Maria Geeneve Steele	Name:	Denise A. Offray

Title:	Senior Vice President	Title:	Chief Operating Officer

Date:	October 18, 2007	Date:	October 12, 2007